UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 March 31, 2013

RES-CARE, INC.
(Exact Name of Registrant as specified in Charter)

Kentucky (State or other jurisdiction of incorporation)	0-20372 (Commission File Number)	61-0875371 (IRS Employer Identification)

9901 Linn Station Road, Louisville, Kentucky (Address of principal executive offices)	40223 (Zip code)

(502) 394-2100
 (Registrant’s telephone number, including are code)

N/A
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 1, 2013, Res-Care, Inc. announced that D. Ross Davison has been appointed as ResCare's Chief Financial Officer effective March 31, 2013. Mr. Davison had served as Interim Chief Financial Officer since October 3, 2012.

Mr. Davison, age 51, served as ResCare’s Vice President - Treasurer/Investment Relations Officer from 2002 until 2007, and rejoined the Company in 2009 as Vice President - Risk Management/Internal Audit. From 2007 to 2009, Mr. Davison served as Chief Financial Officer of Great Escape Theatres, a movie theatre operator, from 2007 to 2008, and of Blackhawk Development, a commercial real estate firm, from 2008 until 2009. Before first joining ResCare in 2002, Mr. Davison served as Chief Financial Officer of PJ America, a restaurant franchisee from 1996 to 2002, and spent 11 years with Arthur Andersen LLP.

A copy of the press release issued on April 1, 2013, to announce Mr. Davison’s appointment is included as Exhibit 99.1 to this report.

The material terms of Mr. Davison’s employment agreement in his new position are set forth below:

Term:	March 31, 2013 to December 31, 2015. Automatically renews for successive one-year terms unless earlier terminated as provided in the employment agreement.
Base Salary:	$300,000, which may be adjusted from time to time for changes in Mr. Davison’s duties or for market conditions
Cash incentive compensation:	Up to 170% of base salary paid annually, subject to both company and individual performance goals.
Threshold necessary to earn any incentive compensation: 90% of budgeted EBITDA.
Maximum percentage of base salary based on Company performance: 140% Company performance criterion: Budgeted EBITDA
Maximum percentage of base salary based on individual performance criteria established by the Board of Directors: 30%
Stock options:
On the effective date of his employment agreement, Mr. Davison was granted 214 “primary stock options” and 71 “extra stock options” under the Onex Rescare Holdings Corp. Stock Option Plan.

Each option entitles the holder to purchase one share of the Class A common stock of Onex Rescare Holdings Corp. (“ResCare Holdings”), the parent corporation of ResCare, at an exercise price of $6,630 per share.

Primary stock options vest ratably over a five-year period beginning on the first anniversary of the grant date.  Primary Stock Options may be exercised only if the growth in equity value per share at the time of exercise exceeds a 10% annual compound annual growth rate from December 22, 2010, the date that Rescare Holdings acquired ResCare. In determining whether the growth milestone has been achieved, the equity value per share of ResCare Holdings is valued at (i) the share price in a public market following an initial public offering; (ii) the valuation implied by an offering to buy ResCare Holdings, or (iii) 5.5 times EBITDA for the trailing twelve month period.

Extra stock options automatically vest upon grant, but are exercisable only if the equity value per share exceeds three times the equity value per share on December 22, 2010. The valuation method is the same as that for Primary Stock Options.

Benefits:	Mr. Davison will participate in all employee benefit plans provided by the Company for which he is eligible.
Termination
If the employment agreement is terminated without cause by ResCare (except upon a “change of control,” discussed below) or if ResCare elects not to renew the employment agreement, Mr. Davison will continue to receive installments of his then current base salary for a period of 12 months following his date of termination.  He will also receive any earned but unpaid incentive bonus for any calendar year ending before or at termination.

If Mr. Davison is terminated for cause, voluntarily terminates his employment, dies, or elects not to renew the employment agreement at the end of its term, he would receive his salary through the date of termination or death.  In each case, he is also entitled to receive any earned but unpaid incentive bonus for a calendar year ending before or at termination.

If Mr. Davison becomes disabled during the term of the agreement, then after he has exhausted any paid time off and emergency leave reserve time, he will continue to receive his base salary until the earlier of the termination of the agreement due to disability as provided in the agreement, or the commencement of disability benefits under the Company’s benefit plan. In addition, if the disability benefits do not equal 100% of base salary, Mr. Davison would receive the difference between his base salary and the disability payment until the agreement terminates due to disability.  He would also receive any earned but unpaid incentive bonus for a calendar year ending before termination.

 “Cause” is defined as personal dishonesty, intentional misconduct, breach of fiduciary duty involving personal profit, conviction of, or plea of nolo contender to, any law, rule or regulation (other than traffic violations or similar offenses) or breach of any provision of the employment agreement.

Change of Control:
If a “change of control” occurs with respect to ResCare, and, within two years of such change of control, Mr. Davison’ employment is terminated by ResCare for good cause, he would receive a lump sum payment totaling his then current base salary multiplied by two, any unpaid incentive bonus for any calendar year before the date of termination, and prorated incentive bonus for the calendar year including the date of termination.

Restrictive Covenants:
Mr. Davison agrees not to compete with ResCare during his employment and for 12 months after termination of his employment, and not to encourage employees to leave ResCare.  He also agrees to maintain confidentiality of Company information and not to disparage the Company or its employees.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1	Press Release dated April 1, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RES-CARE, INC.

Date: April 4, 2013	By	/s/ Ralph G. Gronefeld, Jr.
Ralph G. Gronefeld, Jr.
President and Chief Executive Officer

Exhibit Index

Exhibit	Description

99.1	Press Release dated April 1, 2013